Exhibit 99.1

STRATEGIC REALTY TRUST

400 S. El Camino Real
Suite 1100
San Mateo, CA 94402
650-343-9300
SRTREIT.com

SHAREHOLDER NEWSLETTER

March 31, 2016

Highlights

- *Letter to Shareholders*
- *New Core Urban Property Acquisitions*
- *New Value-Add Joint Venture Investments*
- *2015 Review*

Important Dates

Most Recent 10K Filing 3/30/2016
Next 10Q Filing 5/16/2016

Next Shareholder Newsletter 5/16/2016

Last Distribution Payment 1/29/2016
Next Distribution Payment * 4/29/2016

* If declared by the Board of Directors

Dear Fellow Shareholder,

We are excited about the future for Strategic Realty Trust as we continue to make progress with the Company's strategic plan, which is to:

- Build a core portfolio of high quality urban retail properties with solid growth prospects, strong predictable cash flows and visible value appreciation characteristics.
- Build a value-add joint venture platform to provide higher returns and to create scale for the Company.

Our goal is to position the Company for a public listing of our shares as the only publicly traded real estate investment trust focused on west coast urban street retail. There are 18 publicly traded REITs that focus primarily on grocery anchored shopping centers making it a crowded field competing for investors in the shopping center segment. We believe there is investor interest in a REIT focused on west coast urban and street retail. We will also consider other liquidity options.


GELSON'S
Fresh Juice

Gelson's Supermarket
Sunset Boulevard – Los Angeles, CA

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SHAREHOLDER NEWSLETTER March 31, 2016 2 Shareholder Letter Cont'd 2015 was a transition year for the Company as we began our asset recycling program to reshape our portfolio. We were able to successfully sell assets at attractive prices in order to redeploy that equity into our strategic core urban retail strategy and our value-add joint venture platform. We sold seven non?core shopping centers for over $105 million and reported a gain on sale of $20.9 million. I am very pleased with our recent acquisition of two new core urban properties in Southern California, one on Sunset Boulevard in the Hollywood neighborhood of Los Angeles and one on Wilshire Boulevard in Santa Monica. We are also under contract to acquire a new street retail property in San Francisco. These core investments clearly fit our strategy to build a portfolio of high quality urban retail and street retail properties with strong locations, solid growth prospects and visible value appreciation characteristics. We are continuing to look for new acquisitions that fit our strategy for our core urban portfolio. In addition to our core urban portfolio we are building an active value?add joint venture platform to provide higher returns and to create scale for the Company. In 2015 we closed two new joint ventures with a major institutional partner. The two ventures acquired 19 retail properties totaling 1,400,000 square feet for a combined purchase price of $134.1 million. We are very excited about the profit prospects for our JV platform. We are very pleased with our overall progress. As the largest shareholder, our goals are aligned with yours and we will continue to work diligently to create shareholder value. Please visit our website as we post a new newsletter every quarter and you can directly access any of our public filings with the SEC. Sincerely, Strategic Realty Trust, Inc. Andrew Batinovich CEO 3032 Wilshire Boulevard Santa Monica - Los Angeles, CA New Core Urban Property Acquisitions In the first quarter of 2016 we acquired two high quality urban retail properties in Southern California. We acquired a site on Sunset Boulevard in the Hollywood neighborhood of Los Angeles to build a 38,000 square foot store for Gelson's Markets, a regional high?end supermarket chain with 18 locations throughout Southern California. We also acquired a 9,300 square foot retail property on Wilshire Boulevard in Santa Monica, CA. This property is a former bank and will be renovated and re?leased to new retail and restaurant users. Both are outstanding urban locations with high traffic and desirable population and income demographics. SHAREHOLDER NEWSLETTER March 31, 2016 3 New Core Urban Property Acquisitions Cont'd These two investments clearly fit our strategy to build a core portfolio of high quality urban retail and street retail properties. In addition, we have a storefront retail property under contract for purchase in San Francisco. This property consists of five retail stores located in a mixed?use development with a major supermarket, residential condominiums above and a dedicated parking garage. The property is 100% leased today at rents we believe are below market, which provides the possibility of strong income growth at the expiration of the current leases. The property's desirable high density location should provide higher rents and multiple re?leasing opportunities in the future. These new properties are the type of high demand urban retail assets that we want in our core portfolio. We believe that retailers will be attracted to the density and buying power represented in the trade market for these types of premier high traffic and high density locations. We believe that the high demand from retailers can translate into higher rents, higher rent growth and higher occupancies over the long run. These characteristics can lead to strong long term value growth. Below is a chart which shows some of the key demographics retailers look for in the trade market for locations such as population, number of households and average household income and compares our recent sales to new investments. Property Demographics Population No. of Households Average Household Income Potential Buying Power Sold Properties 69,937 26,999 $ 70,720 $1.9 Billion New Properties 375,176 180,658 $ 103,286 $18.7 Billion Percent Increase 536% 669% 146% 984% Trade Market? Three Mile Radius New Value ? Add Joint Venture Investments In addition to our core urban portfolio, we are building an active value?add joint venture platform to provide higher returns and to create scale for the Company. In 2015 we closed two new joint ventures with a major institutional partner. The two ventures now own 19 retail properties totaling 1,400,000 square feet with a combined purchase price of $134.1 million, which significantly expanded the scale of the Company. Potential buying power is a hypothetical number that is the number of households times the average income for those households. The three properties that we recently sold were in less dense areas with lower incomes and lower total buying power. Our new investments far exceed these, with over 5 times the population, 6 times the number of households and almost 10 times the buying power in the trade markets. By having

SHAREHOLDER NEWSLETTER March 31, 2016

New Core Urban Property Acquisitions Cont'd

These two investments clearly fit our strategy to build a core portfolio of high quality urban retail and street retail properties.

In addition, we have a storefront retail property under contract for purchase in San Francisco. This property consists of five retail stores located in a mixed-use development with a major supermarket, residential condominiums above and a dedicated parking garage. The property is 100% leased today at rents we believe are below market, which provides the possibility of strong income growth at the expiration of the current leases. The property's desirable high density location should provide higher rents and multiple re-leasing opportunities in the future.

These new properties are the type of high demand urban retail assets that we want in our core portfolio. We believe that retailers will be attracted to the density and buying power represented in the trade market for these types of premier high traffic and high density locations. We believe that the high demand from retailers can translate into higher rents, higher rent growth and higher occupancies over the long run. These characteristics can lead to strong long term value growth.

Below is a chart which shows some of the key demographics retailers look for in the trade market for locations such as population, number of households and average household income and compares our recent sales to new investments.

	Trade Market- Three Mile Radius			
Property Demographics	Population	No. of Households	Average Household Income	Potential Buying Power
Sold Properties	69,937	26,999	$ 70,720	$1.9 Billion
New Properties	375,176	180,658	$ 103,286	$18.7 Billion
Percent Increase	536%	669%	146%	984%

Potential buying power is a hypothetical number that is the number of households times the average income for those households. The three properties that we recently sold were in less dense areas with lower incomes and lower total buying power. Our new investments far exceed these, with over 5 times the population, 6 times the number of households and almost 10 times the buying power in the trade markets.

New Value - Add Joint Venture Investments

In addition to our core urban portfolio, we are building an active value-add joint venture platform to provide higher returns and to create scale for the Company. In 2015 we closed two new joint ventures with a major institutional partner. The two ventures now own 19 retail properties totaling 1,400,000 square feet with a combined purchase price of $134.1 million, which significantly expanded the scale of the Company.

By having a major institutional partner we were able to obtain attractive debt at low rates with additional reserves for leasing costs and capital improvements. We are forecasting low double digit cash flow returns and mid to high teens total returns consistent with our overall strategy.


BYERLY'S

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SHAREHOLDER NEWSLETTER March 31, 2016

New Value - Add Joint Venture Investments Cont'd

In March 2015 we sold three shopping centers to a joint venture to kick off our value add joint venture platform. The venture acquired Constitution Trail Shopping Center in Normal, IL, Osceola Village in Kissimmee, FL and Aurora Commons in Aurora, OH for a total of $53.6 million. This new joint venture:

- Allowed us to pull equity out of these assets to use for core urban retail investments
- Allowed us to retain a partial ownership of these assets and an earn out feature for a higher share of future profits
- Provided capital to allow us to reinstate the death and disability redemption program
- Provided us with a strategic partner to pursue additional value add investments
- Reduced our future equity needs to fund the leasing costs to fill the vacant space and stabilize these assets.

During the third quarter we closed our second value-add joint venture with the same partner. We acquired a 16 property portfolio located in Minnesota, North Dakota and Nebraska for $80.5 million. The portfolio consists of grocery anchor centers, strip centers and single tenant properties and has a mix of value-add opportunities to increase cash flow and value.

Collectively our joint venture portfolio is 82% leased providing numerous opportunities where we can increase cash flow and value through leasing. There are other properties with leases that are well below market rents and some with redevelopment or out parcel development opportunities.

2015 Review

We continued to improve our financial position and financial flexibility. At year end our $30 million line of credit was undrawn; we had total cash of $11.4 million up from $8.4 million a year ago and our total debt decreased from $122 million to $39.8 million. This improved financial position allows the Company to move forward with our strategic portfolio repositioning. In 2015 we made 4 quarterly distributions in the amount of 6¢ per share for a total of 24¢ per share for the year.

In 2015 we resolved three of the Company's historical issues.:

- We paid a special distribution of 20.6¢ needed to resolve a 2011 tax issue related to Company's REIT status for tax purposes.
- We settled a class action securities lawsuit relating to the original offering of shares and eligible shareholders received 41¢ per share and all of the settlement proceeds came from insurance proceeds and not the Company.
- The Company was able to reinstate a redemption program for death and disability.

For further information on the redemption program, litigation settlement proceeds or the special distribution please see our website www.SRTREIT.com. With these resolutions we believe this concludes these historical issues.

In the fourth quarter of 2015 we sold Moreno Marketplace in Moreno Valley, CA, Northgate in Tucson, AZ and Summit Point in Fayetteville, GA for a combined price of $ 51,800,000, about $1 million more that our current appraisal values. The three properties were purchased for a total of $38,800,000 not including closing cost and fees. In addition, during our period of ownership, we invested an additional $1,506,000 in these properties in the form of leasing costs and capital improvements. The equity from these property sales will be recycled into new core urban properties.

This newsletter contains forward-looking statements, including statements relating to our plans or expectations with respect to future acquisitions, development, portfolio appreciation, rent growth, joint venture activity and exit strategies. Such forward-looking statements are subject to various uncertainties, including adverse developments with respect to our tenant's businesses and the economy in general and the competition for acquisitions. Accordingly, actual results may differ materially from those projected. The Company undertakes no obligation to update publicly any forward-looking statement. For more information please visit the Company's website at www.srtreit.com. The Company is advised by SRT Advisors, LLC an affiliate of Glenborough, LLC. Glenborough also acts as the Company's property manager. For more information please visit Glenborough's website at www.glenborough.com

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